Exhibit 99

Investor Relations Contact

Shane O’Connor, Executive Vice President & CFO

UniFirst Corporation

978-658-8888

shane_oconnor@unifirst.com

FOR IMMEDIATE RELEASE

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2021

Wilmington, MA – January 6, 2021 – UniFirst Corporation (NYSE: UNF) (the “Company”) today reported results for its first quarter ended November 28, 2020 as compared to the corresponding period in the prior fiscal year:

Q1 2021 Financial Highlights

•	Consolidated revenues for the first quarter decreased 4.0% to $446.9 million.
•	Operating income was $56.0 million, a decrease of 6.7%.
•	The quarterly tax rate increased to 25.0% compared to 22.1% in prior year.
•	Net income decreased to $41.9 million, or 13.2%.
•	Diluted earnings per share decreased to $2.20 from $2.52, or 12.7%.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “Overall, we are pleased with our first quarter results which were achieved despite the impact that the COVID-19 pandemic continues to have on our business and the economy as a whole.   As a Company, our top priorities continue to be the safety of our employee Team Partners as well as servicing our customers, many of whom are critical to keeping our communities up and running.  I want to again sincerely thank our Team Partners for the tremendous effort they continue to put forth ensuring that they are taking care of each other and our customers during these challenging times.  They truly continue to deliver in every way.”

Segment Reporting Highlights

Core Laundry Operations

•	Revenues for the quarter decreased 5.6% to $393.2 million. This decrease was primarily due to the continued impact of the COVID-19 pandemic on our customers’ operations and wearer levels.
•

Operating margin decreased to 12.4% from 12.9%. This segment’s profitability was negatively impacted by the decline in rental revenues on our cost structure, which was partially offset by lower travel-related, energy and healthcare costs during the quarter.

Specialty Garments

•

Revenues for the quarter were $38.1 million, an increase of 14.2%. This increase was primarily due to higher direct sales and project-related work in the U.S. and Canadian nuclear operations as well as growth in our cleanroom operations.

•

Operating margin increased to 18.8% from 14.6% a year ago. This increase was primarily due to lower production and delivery costs as a percentage of revenues as well as lower travel-related, energy and healthcare costs. These decreases were partially offset by higher merchandise expense as a percentage of revenues.

•	Specialty Garments consists of nuclear decontamination and cleanroom operations, and its results can vary significantly due to seasonality and the timing of reactor outages and projects.

Balance Sheet and Capital Allocation

•	Cash, cash equivalents and short-term investments totaled $473.0 million as of November 28, 2020.
•	The Company had no long-term debt outstanding as of November 28, 2020.
•

Under its previously announced stock repurchase program, the Company repurchased 41,000 shares of common stock for a total of $7.2 million during its first fiscal quarter of 2021. As of November 28, 2020, the Company had repurchased a total of 355,917 shares of common stock for a total of $59.5 million under the program.

•	Weighted average shares outstanding – Diluted for the first quarter of fiscal 2021 and fiscal 2020 was 19.0 million and 19.1 million shares, respectively.

Financial Outlook

Mr. Sintros continued, “At this time, our overall outlook in the quarters ahead remains uncertain.  Recent increases in positive COVID-19 cases have caused certain states, provinces and municipalities to reimplement temporary restrictions on businesses.  The impact of these or further restrictions as well as the potential positive impact of a broader vaccine distribution are currently difficult to project. As a result, we will not be providing further guidance at this time. Our solid balance sheet positions us well to meet the ongoing challenges presented by COVID-19 while continuing to invest in growth and strengthen our business.”

Conference Call Information

UniFirst will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the Company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products; and with 260 service locations, over 300,000 customer locations, and 14,000-plus employee Team Partners, the Company outfits nearly 2 million workers each business day. For more information, contact UniFirst at 800.455.7654 or visit UniFirst.com.

Forward-Looking Statements Disclosure

This public announcement contains forward-looking statements within the meaning of the federal securities laws that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “positions,” “assume,” “strive,” “maintain,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. Such factors include, but are not limited to, uncertainties caused by adverse economic conditions, including, without limitation, as a result of extraordinary events or circumstances such as the COVID-19 pandemic, and their impact on our customers’ businesses and workforce levels, disruptions of our business and operations, including limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers in connection with extraordinary events or circumstances such as the COVID-19 pandemic, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, which such supply could be severely disrupted as a result of extraordinary events or circumstances such as the COVID-19 pandemic, any loss of key management or other personnel, increased costs as a result of any changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil and natural gas prices, including, without limitation, as a result of extraordinary events or circumstances such as the COVID-19 pandemic, the continuing increase in domestic healthcare costs, increased workers’ compensation claim costs, increased healthcare claim costs, including as a result of extraordinary events or circumstances such as the COVID-19 pandemic, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our Specialty Garments business, political or other instability, supply chain disruption or infection among our employees in Mexico and Nicaragua where our principal garment manufacturing plants are located, including, without limitation, as a result of extraordinary events or circumstances such as the COVID-19 pandemic, our ability to properly and efficiently design, construct, implement and operate a new customer relationship management (“CRM”) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, the impact of foreign trade policies and tariffs or other impositions on imported goods on our business, results of operations and financial condition, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies and the other factors described under “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended August 29, 2020, “Item 1.A. Risk Factors” and elsewhere in our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended November 28, 2020	Thirteen weeks ended November 30, 2019
Revenues	$446,853	$465,398

Operating expenses:
Cost of revenues (1)	275,800	289,316
Selling and administrative expenses (1)	88,703	90,528
Depreciation and amortization	26,308	25,459
Total operating expenses	390,811	405,303

Operating income	56,042	60,095

Other (income) expense:
Interest income, net	(568)	(2,361)
Other expense, net	749	528
Total other (income) expense, net	181	(1,833)

Income before income taxes	55,861	61,928
Provision for income taxes	13,965	13,686

Net income	$41,896	$48,242

Income per share – Basic:
Common Stock	$2.31	$2.65
Class B Common Stock	$1.85	$2.12

Income per share – Diluted:
Common Stock	$2.20	$2.52

Income allocated to – Basic:
Common Stock	$35,171	$40,526
Class B Common Stock	$6,725	$7,716

Income allocated to – Diluted:
Common Stock	$41,896	$48,242

Weighted average shares outstanding – Basic:
Common Stock	15,247	15,308
Class B Common Stock	3,643	3,643

Weighted average shares outstanding – Diluted:
Common Stock	19,019	19,123

(1)	Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	November 28, 2020	August 29, 2020
Assets
Current assets:
Cash, cash equivalents and short-term investments	$473,010	$474,838
Receivables, net	209,916	190,916
Inventories	104,525	106,269
Rental merchandise in service	155,100	154,278
Prepaid taxes	3,612	7,115
Prepaid expenses and other current assets	40,661	35,918

Total current assets	986,824	969,334

Property, plant and equipment, net	598,719	582,470
Goodwill	424,881	424,844
Customer contracts and other intangible assets, net	85,150	85,536
Deferred income taxes	522	522
Operating lease right-of-use assets, net	42,033	42,710
Other assets	96,031	93,611

Total assets	$2,234,160	$2,199,027

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$60,268	$64,035
Accrued liabilities	138,693	132,965
Accrued taxes	—	527
Operating lease liabilities, current	12,731	12,569

Total current liabilities	211,692	210,096

Long-term liabilities:
Accrued liabilities	133,600	132,820
Accrued and deferred income taxes	86,642	85,721
Operating lease liabilities	28,874	29,261

Total liabilities	460,808	457,898

Shareholders’ equity:
Common Stock	1,522	1,525
Class B Common Stock	364	364
Capital surplus	87,210	86,645
Retained earnings	1,714,937	1,684,565
Accumulated other comprehensive loss	(30,681)	(31,970)

Total shareholders’ equity	1,773,352	1,741,129

Total liabilities and shareholders’ equity	$2,234,160	$2,199,027

Detail of Operating Results

(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended November 28, 2020	Thirteen weeks ended November 30, 2019	Dollar Change	Percent Change
Core Laundry Operations	393,190	416,298	(23,108)	(5.6)%
Specialty Garments	38,134	33,402	4,732	14.2%
First Aid	15,529	15,698	(169)	(1.1)%
Consolidated total	$446,853	$465,398	$(18,545)	(4.0)%

Operating Income

(In thousands, except percentages)	Thirteen weeks ended November 28, 2020	Thirteen weeks ended November 30, 2019	Dollar Change	Percent Change
Core Laundry Operations	$48,870	$53,808	$(4,938)	(9.2)%
Specialty Garments	7,159	4,879	2,280	46.7%
First Aid	13	1,408	(1,395)	(99.1)%
Consolidated total	$56,042	$60,095	$(4,053)	(6.7)%

Operating Margin

	Thirteen weeks ended November 28, 2020	Thirteen weeks ended November 30, 2019
Core Laundry Operations	12.4%	12.9%
Specialty Garments	18.8%	14.6%
First Aid	0.1%	9.0%
Consolidated total	12.5%	12.9%

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Thirteen weeks ended November 28, 2020	Thirteen weeks ended November 30, 2019
Cash flows from operating activities:
Net income	$41,896	$48,242
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	26,308	25,459
Amortization of deferred financing costs	28	28
Loss on sale of property, plant & equipment	5	—
Share-based compensation	1,622	1,575
Accretion on environmental contingencies	112	134
Accretion on asset retirement obligations	245	232
Deferred income taxes	242	245
Other	28	5
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(18,875)	(12,771)
Inventories	1,783	1,195
Rental merchandise in service	(684)	1,370
Prepaid expenses and other current assets and Other assets	(2,812)	(2,074)
Accounts payable	(3,127)	(5,031)
Accrued liabilities	2,876	(2,678)
Prepaid and accrued income taxes	3,094	(3,497)
Net cash provided by operating activities	52,741	52,434

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(603)	(39,286)
Capital expenditures, including capitalization of software costs	(41,836)	(28,975)
Proceeds from sale of assets	15	61
Net cash used in investing activities	(42,424)	(68,200)

Cash flows from financing activities:
Proceeds from exercise of share-based awards	1	74
Taxes withheld and paid related to net share settlement of equity awards	(834)	(1,570)
Repurchase of Common Stock	(7,216)	(9,973)
Payment of cash dividends	(4,541)	(2,056)
Net cash used in financing activities	(12,590)	(13,525)

Effect of exchange rate changes	445	538

Net decrease in cash, cash equivalents and short-term investments	(1,828)	(28,753)
Cash, cash equivalents and short-term investments at beginning of period	474,838	385,341
Cash, cash equivalents and short-term investments at end of period	$473,010	$356,588